UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2025

BALLY'S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street
Providence, RI	02903
(Address of Principal Executive Offices and Zip Code)

(401) 475-8474

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BALY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 17, 2025, Bally’s Chicago Operating Company, LLC (“Bally’s Chicago OpCo”), an indirect subsidiary of Bally’s Corporation (the “Company”), entered into (x) an amended and restated ground lease (the “Chicago Lease Agreement”) with GLP Capital, L.P. (“GLP”), a subsidiary of Gaming and Leisure Properties, Inc., that amended the existing ground lease for the property on which Bally’s Chicago OpCo plans to develop the Bally’s Chicago casino and resort (the “permanent casino and resort”) and (y) a development agreement with GLP (the “Chicago Development Agreement”) pursuant to which GLP has committed to advance up to $940 million (the “GLP Development Advances”) for the payment of hard costs used to construct the permanent casino and resort in exchange for increasing the amount of rent that Bally’s Chicago OpCo pays to GLP under the Chicago Lease Agreement. The Chicago Lease Agreement has a 15-year term and up to four renewal terms of five years each, if elected by Bally’s Chicago Opco, and rent payable under the Chicago Lease Agreement will be (a) $20.0 million annually, subject to annual escalations set forth therein, plus (b) an annual amount equal to 8.5% of the GLP Development Advances that GLP advances to Bally’s Chicago OpCo.

GLP has the right to terminate the Chicago Lease Agreement upon any event of default under the Chicago Lease Agreement. Such events of default include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, a cross-default with the Chicago Development Agreement and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of the permanent casino and resort, repair and maintenance, alterations and insurance. In addition, from and after any refinancing, extension or majority amendment of the Company’s existing credit facilities, the Chicago Lease Agreement will include a cross-default to that certain Master Lease, dated June 3, 2021, as subsequently amended, between GLP and a wholly-owned subsidiary of the Company and that certain Master Lease, dated December 16, 2024, as subsequently amended, between GLP and a wholly-owned subsidiary of the Company.

There are also certain restrictions on the ability of Bally’s Chicago OpCo to assign its interest in the Chicago Lease Agreement without having to obtain GLP’s prior consent, including requirements for the transferee (or its parent company) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos.

The Chicago Development Agreement contains customary representations and covenants by Bally’s Chicago OpCo and contains funding conditions, including, without limitation, (a) GLP’s reasonable approval of plans and specifications, the project budget (including amendments thereto and reallocations therein except those permitted under the Chicago Development Agreement), the project schedule, the underlying construction and architect contracts, and all change orders (subject to exceptions set forth in the Chicago Development Agreement), (b) GLP’s receipt of appropriate lien waivers, (c) budget balancing requirements, (d) retainage requirements, and (e) other customary conditions, all as set forth in the Chicago Development Agreement. From and after the first GLP Development Advance, Bally’s Chicago OpCo is required to fund all hard costs of construction of the permanent casino and resort utilizing solely GLP Development Advances until GLP has funded its entire commitment or construction has been completed. The Chicago Development Agreement also contains defaults and remedies, including, without limitation, a cross-default with the Chicago Lease Agreement. Bally’s Chicago OpCo is not permitted to assign, finance, transfer, pledge or encumber its interest in the Chicago Development Agreement without GLP’s prior written consent, whether or not any such assignment, financing, transfer, pledge or encumbrance is permitted with respect to the Chicago Lease Agreement, other than to a permitted leasehold mortgagee under the Chicago Lease Agreement.

The foregoing descriptions of the Chicago Lease Agreement and the Chicago Development Agreement do not purport to be complete and are subject, and qualified by reference, to the full text of the Chicago Lease Agreement and the Chicago Development Agreement, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2025.

9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY'S CORPORATION

By:	/s/ Kim M. Barker
Name:	Kim M. Barker
Title:	Chief Legal Officer

Date: July 22, 2025

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